Exhibit 5.1


                    PHOENIX CALIFORNIA TAX EXEMPT BONDS, INC.

                          INVESTMENT ADVISORY AGREEMENT



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                    PHOENIX CALIFORNIA TAX EXEMPT BONDS, INC.

                          INVESTMENT ADVISORY AGREEMENT


     THIS AGREEMENT made effective as of the 14th day of March, 1997 by and between PHOENIX CALIFORNIA TAX EXEMPT BONDS, INC., a Maryland corporation having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Fund") and NATIONAL SECURITIES & RESEARCH CORPORATION, a New York corporation having a place of business located at 56 Prospect Street, Hartford, Connecticut (the "Adviser").

     WITNESSETH THAT:

     1. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

     2. In the event that the Directors desire to retain the Adviser to render investment advisory services hereunder with respect to one or more series ("Additional Series"), the Fund shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Fund in writing, whereupon such Additional Series shall become subject to the terms and conditions of this Agreement.

         3. The Adviser shall furnish continuously an investment program for the Fund and any Additional Series which may become subject to the terms and conditions set forth herein (sometimes collectively referred to as the "Series") and shall manage the investment and reinvestment of the assets of each Series, subject at all times to the supervision of the Directors. In effectuating the investment program for the Fund, the Adviser shall aggregate a transaction in accordance with the Statement of Policy with respect to Aggregation of Orders as most recently adopted by the Fund.

     4. With respect to managing the investment and reinvestment of the Series' assets, the Adviser shall provide, at its own expense:

        (a)  Investment research, advice and supervision;

        (b) An investment program for each Series consistent with its investment objectives;

        (c) Implementation of the investment program for each Series including the purchase and sale of securities;

        (d)  Advice and assistance on the general operations of the Fund; and


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        (e)  Regular reports to the Directors on the implementation of each
             Series' investment program.

     5. The Adviser shall, for all purposes herein, be deemed to be an independent contractor.

     6. The Adviser shall furnish at its own expense, or pay the expenses of the Fund, for the following:

        (a) Personnel necessary to perform the functions required to manage the investment and reinvestment of each Series' assets (including those required for research, statistical and investment work);

        (b) Any Subadviser recommended by the Adviser and appointed to act on behalf of the Fund.

     7. All costs and expenses not specifically enumerated herein as payable by the Adviser shall be paid by the Fund. Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Fund and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Directors who are not full-time employees of the Adviser or any of its affiliates, expenses of Directors' and shareholders' meetings including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, expenses of issue and sale of shares (to the extent not borne by its national distributor under its agreement with the Fund), expenses of printing and mailing stock certificates representing shares of the Fund, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Fund will also pay the fees and bear the expense of registering and maintaining the registration of the Fund and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders. Additionally, if authorized by the Directors, the Fund shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Fund is a party.

     8. For providing the services and assuming the expenses outlined herein, the Fund agrees that the Adviser shall be compensated as follows:



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        (a)  The Fund shall pay the Adviser a monthly fee with respect to each
             Series at the annual rate of 0.45% of the Fund's average aggregate daily net assets up to $1 billion, 0.40% of the Fund's average aggregate daily net assets from $1 to $2 billion, and 0.35% of the Fund's average aggregate daily net assets in excess of $2 billion. The amounts payable to the Adviser with respect to the Fund shall be payable on the last day of each month.

        (b) Compensation shall accrue immediately upon the effective date of this Agreement.

        (c) If there is termination of this Agreement during a month, each Series' fee for that month shall be proportionately computed upon the average of the daily net asset values of such Series for such partial period in such month.

     9. The services of the Adviser to the Fund are not to be deemed exclusive, the Adviser being free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Directors and subject further to compliance with applicable provisions of the Investment Company Act of 1940, as amended, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Fund, the Adviser and any such agent.

     10. The Adviser shall not be liable to the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund or by any shareholder of the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

     11. It is understood that:

        (a) Directors, officers, employees, agents and shareholders of the Fund are or may be "interested persons" of the Adviser as directors, officers, stockholders or otherwise;

        (b) Directors, officers, employees, agents and stockholders of the Adviser are or may be "interested persons" of the Fund as Directors, officers, shareholders or otherwise; and

        (c) The existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder.



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     12. This Agreement shall become effective with respect to the Fund as of the date stated above (the "Contract Date") and with respect to any Additional Series, on the date specified in the notice to the Fund from the Adviser in accordance with paragraph 2 hereof that the Adviser is willing to serve as Adviser with respect to such Additional Series. Unless terminated as herein provided, this Agreement shall remain in full force and effect for a period of two years following the Contract Date, and, with respect to each Additional Series, until the next anniversary of the Contract Date following the date on which such Additional Series became subject to the terms and conditions of this Agreement and shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as (a) such continuance with respect to any such Series is approved at least annually by either the Directors or by a "vote of the majority of the outstanding voting securities" of such Series and (b) the terms and any renewal of this Agreement with respect to any such Series have been approved by a vote of a majority of the Directors who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval; provided, however, that the continuance of this Agreement with respect to each Additional Series is subject to its approval by a "vote of a majority of the outstanding voting securities" of any such Additional Series on or before the next anniversary of the Contract Date following the date on which such Additional Series became a Series hereunder.

     Any approval of this Agreement by a vote of the holders of a "majority of the outstanding voting securities" of any Series shall be effective to continue this Agreement with respect to such Series notwithstanding (a) that this Agreement has not been approved by a "vote of a majority of the outstanding voting securities" of any other Series of the Fund affected thereby and (b) that this Agreement has not been approved by the holders of a "vote of a majority of the outstanding voting securities" of the Fund, unless either such additional approval shall be required by any other applicable law or otherwise.

     13. The Fund may terminate this Agreement with respect to the Fund or to any Series upon 60 days' written notice to the Adviser at any time, without the payment of any penalty, by vote of the Directors or, as to each Series, by a "vote of the majority of the outstanding voting securities" of such Series. The Adviser may terminate this Agreement upon 60 days' written notice to the Fund, without the payment of any penalty. This Agreement shall immediately terminate in the event of its "assignment".

     14. The terms "majority of the outstanding voting securities", "interested persons" and "assignment", when used herein, shall have the respective meanings in the Investment Company Act of 1940, as amended.



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     15. In the event of termination of this Agreement, or at the request of the
Adviser, the Fund will eliminate all reference to "Phoenix" and/or "Phoenix Duff & Phelps" from its name, and will not thereafter transact business in a name using the word "Phoenix" and/or "Phoenix Duff & Phelps" in any form or combination whatsoever, or otherwise use the word "Phoenix" and/or "Phoenix Duff & Phelps" as part of its name. The Fund will thereafter in all prospectuses, advertising materials, letterheads, and other material designed to be read by investors and prospective investors delete from its name the word "Phoenix" and/or "Phoenix Duff & Phelps" or any approximation thereof. If the Adviser chooses to withdraw the Fund's right to use the word "Phoenix" and/or "Phoenix Duff & Phelps", it agrees to submit the question of continuing this Agreement to a vote of the Fund's shareholders at the time of such withdrawal.

     16. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Fund personally, but bind only the property of the Fund. The execution and delivery of this Agreement have been authorized by the Directors and shareholders of the Fund and signed by the President of the Fund, acting as such, and neither such authorization by such Directors and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the property of the Fund.

     17. This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the General Corporation Laws of Maryland.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.


                                      PHOENIX CALIFORNIA TAX EXEMPT BONDS, INC.

                                      By: /s/ Philip R. McLoughlin
                                          --------------------------------------
                                          Name: Philip R. McLoughlin
                                          Title: President


                                      NATIONAL SECURITIES & RESEARCH CORPORATION


                                      By: /s/ Michael E. Haylon
                                          --------------------------------------
                                          Name: Michael E. Haylon
                                          Title: President




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